February 28, 2008

Mr. L. Scott Wilshire
213 Park Entrance Drive
Pittsburgh, PA 15228

Dear Scott:

As you know, your employment agreement with HydroGen, L.L.C. (the “Company”), dated January 27, 2005 and effective March 1, 2005, is due to terminate on March 1, 2008.

It is the Company’s current intention to continue your employment with the Company and to enter into a new letter agreement with you. To that end, the Company would like to continue your current employment agreement in full force and effect (the “Extension”) until the earlier of (1) May 1, 2008 and (2) the date on which you and the company enter into a new letter agreement. Please understand that neither this letter nor the Extension is a guarantee of continued employment with the Company.

If you agree to the terms of the Extension, please sign below and return the signed letter to me.

Sincerely,

/s/ John J. Freeh

John J. Freeh
Chief Executive Officer

Agreed and accepted:

/s/ Scott Wilshire
____________________	Date: February 28, 2008
L. Scott Wilshire